EXHIBIT 99.1

MOBILEPRO CORP AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
UNAUDITED CONSOLIDATED PRO FORMA
FINANCIAL STATEMENTS
DECEMBER 31, 2001

UNAUDITED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

Mobilepro Corp and Subsidiary

On or about March 21, 2002, Mobilepro Corp (the “Company”) and Neoreach, Inc. a Delaware corporation, merged. As a result of the merger, Neoreach, Inc. is now a wholly-owned subsidiary of Mobilepro Corp.

The following unaudited consolidated pro forma financial statements of the Company present the unaudited consolidated balance sheet as of December 31, 2001.

The pro forma adjustments represent, in the opinion of management, all adjustments necessary to present the Company’s consolidated pro forma balance sheet in accordance with Article 11 of SEC Regulation S-X, based upon available information and certain assumptions considered reasonable under the circumstances.

The unaudited consolidated pro forma balance sheet presented herein does not purport to present what the Company’s consolidated balance sheet would actually have been had the events leading to the pro forma adjustments in fact occurred on the date or at the beginning of the period indicated or to project the Company’s consolidated balance sheet for any future date or period.

The unaudited consolidated pro forma balance sheet should be read in conjunction with the audited financial statements of the Company and the notes thereto and management’s discussion and analysis thereof, included in the Company’s annual statements together.

MOBILEPRO CORP AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
UNAUDITED CONSOLIDATED PRO FORMA BALANCE SHEET
DECEMBER 31, 2001

ASSETS

	Historical	Historical	Pro Forma
	Mobilepro Corp	Neoreach, Inc.	Adjustments	Pro Forma

CURRENT ASSETS
Cash	$1,216	$—	$—	$1,216
Subscription receivable	—	—	102,767	102,767
Furniture and equipment — net	299	58,884	—	59,183
OTHER ASSETS
Deposit	1,900	22,712	—	24,612

TOTAL ASSETS	$3,415	$81,596	$102,767	$187,778

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)

CURRENT LIABILITIES
Short-term debt	$100,000	$1,726	$—	$101,726
Accounts payable and accrued expenses	391,382	421,152	—	812,534
Debentures payable	104,055	100,000	—	204,055

Total current liabilities	595,437	522,878	—	1,118,315

STOCKHOLDERS’ (DEFICIT)
Preferred stock	35	—	—	35
Common stock	3,084	50,399	(38,047)	15,436
Additional paid-in capital	1,280,499	1,989,401	(2,340,268)	929,632
Accumulated deficit	(1,875,640)	(2,481,082)	2,481,082	(1,875,640)

Total stockholders’ (deficit)	(592,022)	(441,282)	102,767	(930,537)

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT)	$3,415	$81,596	$102,767	$187,778

See accompanying notes to unaudited consolidated pro forma financial statements.

MOBILEPRO CORP AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO UNAUDITED CONSOLIDATED PRO FORMA
DECEMBER 31, 2001

NOTE 1 —	BASIS OF ORGANIZATION

The merger between Mobilepro Corp and Neoreach, Inc., whereby Neoreach, Inc. became a wholly-owned subsidiary of Mobilepro Corp was accounted for as a recapitalization.

NOTE 2 —	The pro forma adjustments to the consolidated balance sheet include the eliminating intercompany consolidation entries.